B of I Holding, Inc. Annual Earnings Increase 32%, Assets Top $600 Million Mark

SAN DIEGO, CA -- 08/18/2005 -- B of I Holding, Inc. (NASDAQ: BOFI), parent of Bank of Internet USA (Bank), today announced record net income of $2,869,000 for the year ended June 30, 2005, up 32% from the $2,175,000 earned in the year ended June 30, 2004. Diluted earnings per share increased to $0.40 for the 2005 fiscal year, compared to $0.39 for the 2004 fiscal year. For the fourth quarter ended June 30, 2005, earnings totaled $835,000, or $.09 per diluted share compared to $776,000 or $0.14 per diluted share.

B of I had total assets of $609.5 million at June 30, 2005, up 50% from the $405.0 million in total assets at June 30, 2004. During the 2005 fiscal year, total deposits grew 34% to $361.1 million and total loans held for investment grew 37% to $486.9 million at June 30, 2005. Stockholder's equity increased to $68.7 million at June 30, 2005, up from $31.8 million at June 30, 2004.

Gary Lewis Evans, President and CEO, said, "We are proud of our fourth straight year of increased profitability. Our earnings growth was driven by a 37% increase in net interest income for the 2005 fiscal year. We were able to grow our assets per employee to $24.4 million at June 30, 2005, up from $16.9 million at June 30, 2004. Our efficiency ratio improved from 49% in fiscal 2004 to 48% in fiscal 2005 and we maintained our strong asset quality with no nonperforming assets and no classified assets at June 30, 2005."

Earnings for the fourth quarter ended June 30, 2005, increased $59,000, or 8% compared to the fourth quarter in fiscal 2004. The increase was due to a $329,000 increase in net interest income, partially offset by a $40,000 increase in loan loss provisions and a $164,000 increase in non-interest expense. Net interest income increased due to balance sheet growth and was partially offset by a decline in the net interest margin, which fell from 2.08% to 1.70%. The decline in the net interest margin was generally due to the flattening of the yield curve during fiscal 2005, which caused the bank to pay higher rates on deposits during the fourth quarter of 2005 compared to 2004, while long-term rates on mortgage loans generally did not increase. In addition, the bank increased its investment in mortgage-backed securities during the fourth quarter of 2005 to 16% of average earning assets, up from less than 1% of average earning assets during the fourth quarter of 2004. This shift to mortgage-backed securities also contributed to the decease in the net interest margin. General loan loss provisions increased in the fourth quarter of fiscal 2005 due to a larger increase in the size of the loan portfolio during the quarter compared to the 2004 quarter. Of the 17% increase in non-interest expense, approximately 10% was due to increased employee salary and benefit costs and 7% was due to increased insurance and other operating expenses.

Mr. Evans added, "In 2005 we also took a major step by completing our initial public offering and raising a net of $31.3 million. The new capital provides us the opportunity for future asset and earnings growth."

B of I also announced that beginning in the quarter ended September 30, 2005, the company will start recognizing compensation expense for the fair value of stock options granted. Through June 30, 2005, B of I had not recognized compensation expense for stock options granted, but is now required to do so now that Statement of Financial Accounting Standard No. 123 R Share-Based Payments has become effective.

B of I will hold its Annual Meeting of Stockholders on October 14, 2005 at 8:00 A.M. (Pacific) at the Marriott Hotel, 11966 El Camino Real, San Diego, CA 92130.

About B of I Holding, Inc. and Bank of Internet USA

B of I Holding, Inc. (the Company) is the holding company of Bank of Internet USA and trades on NASDAQ under the symbol BOFI.

The Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating and purchasing multifamily and single family loans and securities. Bank of Internet offers its products through its websites at www.BofI.com and www.ApartmentBank.com which include deposit accounts like free interest-bearing checking accounts with online paid check copies, bill payment, account statements, ATM or Visa® Check Card and ATM Fee reimbursement anywhere in the world.

Forward-looking Statements

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, risks associated with the conduct of the Company's business over the internet, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect its financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

         PRELIMINARY UNAUDITED CONSOLIDATED FINANCIAL INFORMATION
               (Dollars in thousands, except per share data)

                                                          At June 30,
                                                          ----------
                                                      2005          2004
                                                     ------        ------

Selected Balance Sheet Data:
Total assets                                      $  609,508   $  405,039
Loans held for investment, net of allowance
 for loan losses                                     486,872      355,261
Loans held for sale, at cost                             189          435
Allowance for loan losses                              1,415        1,045
Investment securities                                 70,477        3,665
Total deposits                                       361,051      269,841
Advances from the FHLB                               172,562      101,446
Note payable                                               -        1,300
Junior subordinated debentures                         5,155            -
Total stockholders' equity                            68,650       31,759

                                     At or For the       At or For the
                                     Three Months        Twelve Months
                                     Ended June 30,      Ended June 30,
                                     -------------       -------------
                                    2005      2004     2005        2004
                                   ------    ------   ------      ------

Selected Income Statement Data:
Interest and dividend income        6,364     4,604    22,481      15,772
Interest expense                    4,026     2,595    13,512       9,242
                                ---------  --------  --------  ----------
Net interest income                 2,338     2,009     8,969       6,530
Provision for loan losses             185       145       370         255
                                ---------  --------  --------  ----------
Net interest income after
 provision for loan losses          2,153     1,864     8,599       6,275
Noninterest income                    339       366       907       1,190
Noninterest expense                 1,120       956     4,745       3,819
                                ---------  --------  --------  ----------
Income before income
 tax expense                        1,372     1,274     4,761       3,646
Income tax expense                    537       498     1,892       1,471
                                ---------  --------  --------  ----------
Net income                      $     835  $    776  $  2,869  $    2,175
                                =========  ========  ========  ==========
Net income attributable to
 common stock                   $     734  $    707  $  2,464  $    2,035

Per Share Data:

Net income:
     Basic                      $    0.09  $   0.16  $   0.43  $     0.45
     Diluted                    $    0.09  $   0.14  $   0.40  $     0.39
Book value per common share     $    7.47  $   5.57  $   7.47  $     5.57
Tangible book value per
 common share                   $    7.47  $   5.57  $   7.47  $     5.57
Weighted average number of
 common shares outstanding:
     Basic                       8,299,823 4,506,524 5,696,984  4,502,284
     Diluted                     8,518,956 5,164,067 6,190,312  5,160,482
Common shares outstanding at
 end of period                   8,299,823 4,506,524 8,299,823  4,506,524

Performance Ratios
 and Other Data:

Loan originations for
 investment                     $   13,221 $  13,650 $  45,362 $   64,478
Loan originations for sale           4,525    16,672    19,312     76,550
Loan purchases                      92,167    57,869   163,039    129,193
Return on average assets              0.60%     0.79%     0.59%      0.67%
Return on average common
 stockholders' equity                 4.76%    11.36%     6.73%      8.42%
Interest rate spread(1)               1.29%     1.89%     1.61%      1.81%
Net interest margin(2)                1.70%     2.08%     1.87%      2.04%
Efficiency ratio(3)                  41.84%    40.25%    48.05%     49.47%

Capital Ratios:

Equity to assets at end of period    11.26%     7.84%    11.26%      7.84%
Tier 1 leverage (core) capital to
 adjusted tangible assets(4)          9.02%     7.84%     9.02%      7.84%
Tier 1 risk-based capital ratio(4)   14.08%    11.11%    14.08%     11.11%
Total risk-based capital ratio(4)    14.45%    11.48%    14.45%     11.48%
Tangible capital to tangible
 assets(4)                            9.02%     7.84%     9.02%      7.84%

Asset Quality Ratios:

Net charge-offs to average
 loans outstanding(5)                    -         -         -          -
Nonperforming loans to
 total loans(5)                          -         -         -          -

Allowance for loan losses to
 total loans held for
 investment at end of period          0.29%      0.29%    0.29%      0.29%
Allowance for loan losses to
 nonperforming loans(5)                  -         -         -          -

(1) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.

(2) Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) Efficiency ratio represents noninterest expense as a percentage of the aggregate of net interest income and noninterest income.

(4) Reflects regulatory capital ratios of Bank of Internet USA only.

(5) During the three months and the years ended June 30, 2005 and 2004, the company had no charge-offs and no nonperforming loans at the end of the period.

Contact:
Gary Lewis Evans
(858) 350-6213
Gary@bankofinternet.com